Law Office Thomas J. Beener
A Professional Law Corp.

Thomas J. Beener

2244 Faraday Avenue
Carlsbad, California 92008

Office: 760-603-1238 Cell: 760-715-0762

Tom.beener.law@gmail.com
www.lawofficethomasjbeener.com

Via Electronic Mail

July 3, 2023

LGX Energy Corp
6 ½N 2nd Ave
Suite 201
Walla Walla , Washington 99362

Re: LGX Energy Corp Offering Statement on Form 1-A

To Whom it May Concern:

I, the undersigned, have acted as special counsel to LGX Energy Corp (the "Company") a Nevada corporation, in connection with the Company's Offering Statement on Form 1-A (the "Offering Statement"), relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the "Act"), and Regulation A+ promulgated thereunder, of a maximum of 10,000,000 Shares of Convertible Preferred Stock at an offering price of $4.00 per Share. .

The Shares when issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus against payment therefor, and assuming the due authorization, execution and delivery of the Shares by Old Monmouth Stock Transfer as transfer agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of Nevada, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The common stock is issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus, against payment therefor, will be validly issued, fully paid, and nonassessable.

For the purposes of rendering this opinion, I have examined corporate records, agreements, instruments and other documents of the Company, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

As to questions of fact relevant to the opinions expressed herein, I have relied without investigation upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from officers and/or directors of the Company and other persons with personal knowledge of such facts and/or circumstances.

We hereby consent to the use of this letter as an exhibit to the Offering Statement and to any and all references to this firm in the Offering. In so consenting, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Thank you in advance for your prompt attention to this matter.

Kind Regards,

Law Office Thomas Beener A Professional Law Corp